ALTIGEN COMMUNICATIONS REPORTS RECORD FIRST QUARTER
FISCAL 2009 REVENUE OF $4.9 MILLION, UP 14% YEAR-OVER-YEAR

Fremont, CA – January 21, 2009 - AltiGen Communications, Inc. (NASDAQ: ATGN), a leading provider of VoIP business phone systems and Unified Communications solutions for small-to-medium businesses (SMBs), today reported financial results for its fiscal 2009 first quarter ended December 31, 2008.

Gilbert Hu, AltiGen's CEO, stated, "We continue to make solid progress with our growth initiatives and are pleased to generate record revenue for the first quarter despite the challenging economy and what is typically a seasonally weaker quarter. We also achieved sequential growth in service plan revenue, which represented approximately 12 percent of total first quarter revenue. We ended the quarter with $2.1 million in deferred revenue, up from $1.7 million last quarter.”

Jeremiah Fleming, AltiGen's President and COO, stated, “During the quarter, we experienced increasing validation of both our new, enterprise level products and service plan offerings. Our service plan revenue increased 42 percent sequentially in the first quarter, further building on our relatively new base of recurring revenue. Our new service plan offering remains a significant growth opportunity as we continue to add new service plan customers from our substantial base of over 10,000 installations.

“Our new enterprise level products continued to gain traction as we began moving upstream in the market and attracting larger, more strategic customers and resellers. We signed several new, large reseller partners during the quarter that are selling Microsoft’s Unified Communications solution. AltiGen, a Microsoft Certified Partner, offers an open, software-based VoIP solution that is fully integrated with Microsoft’s Unified Communication solution and completes the Microsoft technology stack. Customers and resellers are excited about the significant advantages of our enhanced, more scalable solutions, including the ability to leverage their existing investments in Microsoft infrastructure technologies, competitive cost advantage and substantial return on investment that midsize and larger enterprises will realize, particularly in this difficult economy.”

Financial Results
Revenue for the fiscal 2009 first quarter was $4.9 million, up 14% over revenue of $4.3 million in the first quarter a year ago and compares to $5.1 million in the preceding quarter. Gross margin increased to 60.9 percent, compared to 56.5 percent a year ago and 58.4 percent in the preceding quarter. Operating expenses totaled $4.3 million, compared to $3.5 million a year ago and $3.9 million in the preceding quarter.

Net loss for the first quarter of fiscal 2009 was $1.3 million, or a loss of $0.08 per share, compared to a net loss of $971,000, or a loss of $0.06 per share in the first quarter a year ago, and a net loss of $810,000, or a loss of $0.05 per share, in the preceding quarter.

Phil McDermott, AltiGen's CFO, stated, “The increase in margins in the first quarter to 60.9% from 58.4% in the preceding quarter reflects increased gross profit dollars from our service plan revenue. We ended the quarter with $9.6 million in cash and short term investments and no long term debt.”

Stock Repurchase Program
In November 2008, the board authorized a one-year extension of the Company's repurchase program of up to $2.0 million of shares of AltiGen's common stock. Since inception of the program through December 31, 2008, AltiGen repurchased 242,000 shares of common stock for approximately $375,000. The program is approved through November 2009.

Earnings Conference Call
AltiGen will conduct a conference call with investment professionals at 2:00 p.m. Pacific Time (5:00 p.m. ET) today, January 21, 2009 to discuss AltiGen's results of operations for the first quarter. Dial (800) 894-5910 (domestic) or (785) 424-1052 (international) to listen in to the call. The conference call ID is "AltiGen." A live webcast will also be made available at www.altigen.com. A telephonic replay will be available approximately one hour after the call through January 23, 2009. To access the replay, dial (800) 695-0715 or (402) 220-1423. A web archive will be made available at www.altigen.com for 90 days following the call's conclusion.

About AltiGen Communications
AltiGen Communications, Inc. (NASDAQ: ATGN) is a leading provider of 100% Microsoft-based VoIP business phone systems and Unified Communications solutions. Having more than 10,000 customers around the world, AltiGen solutions are designed for high reliability, ease of use, seamless integration to Microsoft infrastructure technologies, and are built on a scalable, open standards platform. AltiGen’s worldwide headquarters is in Silicon Valley, California, with international operations based in Shanghai, China. Local sales, service and support are provided by AltiGen’s worldwide network of over 300 certified partners. For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP telephone systems, the continued success of our service plan offering, the success of our new enterprise level products and our ability to provide increasing gross margins. These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to AltiGen's Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to AltiGen as of the date hereof and AltiGen assumes no obligation to update these forward-looking statements.

Contact:
Phil McDermott	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
AltiGen Communications	MKR Group, Inc.
(510) 252-9712	(323) 468-2300
pmcdermott@altigen.com	atgn@mkr-group.com

AltiGen Communications, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	First Quarter Ended
	December 31
	FY 2009	FY 2008
Net Revenue	$4,860	$4,260
Gross profit	2,962	2,406

Research and development	1,237	915
Selling, general & administrative	3,055	2,577

Operating (loss)	(1,330)	(1,086)

Interest and other income,net	34	115

Net (loss) before tax	(1,296)	(971)

Provision for income tax	(16)	-

Net (loss) after tax	$(1,280)	$(971)

Basic and diluted net profit (loss) per share	(0.08)	(0.06)

Weighted average shares outstanding	15,838	15,728

	December 31, 2008	September 30, 2008

Cash and cash equivalents	$4,644	$9,467
Short-term investments	4,998	400
Accounts receivable, net	1,993	2,423
Inventories	1,851	1,594
Other current assets	254	176
Net property and equipment	441	423
Other long-term assets	290	293
Total Assets	$14,471	$14,776

Current liabilities	$5,690	$5,374
Long-term liabilities	406	105
Stockholders' equity	8,375	9,297

Total Liabilities and Stockholders' Equity	$14,471	$14,776